Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMMUNICATION INTELLIGENCE CORPORATION

Communication Intelligence Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 1, 1986, under the name Communication Intelligence Corporation.

SECOND:  Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows:

The name of this corporation is iSign Solutions Inc. (the “Corporation”).

THIRD: This Certificate of Amendment has been duly adopted by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 11th day of December, 2015.

COMMUNICATION INTELLIGENCE CORPORATION

By:	/s/ Andrea Goren
	Name:	Andrea Goren
	Title:	Chief Financial Officer